Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 19, 2019 relating to the consolidated financial statements of GTIS-HOV Holdings VI LLC and its subsidiaries as of October 31, 2019 and 2018 and for the years then ended, and for the period from February 24, 2017 (date of inception) through October 31, 2017, appearing in the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 9, 2020